
FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549                           OMB APPROVAL
                                                                      OMB NUMBER:   3235-0104
          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES     Expires: September 30, 1998
                                                                      Estimated average burden
                                                                      hours per response . . . . 0.5

         Filed pursuant to Section 16(a) of the Securities Exchange
         Act of 1934, Section 17(a) of the Public Utility Holding
         Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address          2. Date of Event    4. Issuer Name and Ticker or Trading Symbol
   of Reporting Person          Requiring
                                Statement
                               (Month/Day/Year)



   Hargo (Barbados) Limited    October 20, 1997      Toymax International, Inc.
                                                     -TMAX (NASDAQ)

   (Last)  (First)  (Middle)                     5. Relationship of Reporting Person to Issuer  6. If Amendment, Date of Original
                                                           (Check all applicable)                  (Month/Day/Year)

                                                       Director        X    10% Owner
                                                   ----               -----

   c/o CIBC Trust and Merchant Bank                ____Officer (give         ___ Other (Specify
   (Barbados) Limited                                          title below)             below)                    N/A

               (Street)      3. IRS or Social Security Number of
                                Reporting Person (Voluntary)
Hincks Street,
Bridgetown, Barbados, West Indies

(City)       (State)      (Zip)                    Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security         2. Amount of Securities  3. Ownership Form:               4. Nature of Indirect
                                Beneficially Owned       Direct (D) or Indirect           Beneficial Ownership
   (Instr. 4)                   (Instr. 4)               (I) (Instr. 5)                   (Instr. 5)

---------------------------------------------------------------------------------------------------------------------------------
   Common Stock                1,241,833                 D
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

                                         (Print or Type Responses)

FORM 3 (continued) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative 2. Date Exercisable and  3. Title and Amount   4. Conversion or   5. Ownership Form  6. Nature of Indirect
   Security               Expiration Date          of Securities         Exercise Price     of Derivative      Beneficial Ownership
   (Instr. 4)             (Month/Day/Year)         Underlying            of Derivative      Security: Direct   (Instr. 5)
                                                   Derivative            Security           (D) or Indirect
                                                   Security              (I)
                                                   (Instr. 4)            (Instr. 5)
                       Date         Expiration              Amount or
                       Exercisable  Date         Title      Number of Shares
___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

                                      /s/ Sheridan Reece                98-03-04
                                      ------------------                --------
                                      **Signature of Reporting Person     Date
                                          Director

Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. Sec. 1001 and 15 U.S.C. Sec. 78ff(a).

File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.